Amendment to Participation Agreement

Fidelity Investments Life Insurance Company, Strong Variable Insurance Funds, Inc., Strong Opportunity Fund II, Inc., Strong Investments, Inc., (f/k/a Strong Fund Distributors, Inc.) and Strong Capital Management, Inc. hereby amend their Participation Agreement, dated as of August 28, 1997 by doing all of the following:

I. Revising the first paragraph to indicate that Fidelity Investments Life Insurance Company ("Company") enters into the Agreement on its own behalf and on behalf of Fidelity Investments Variable Annuity Account I and Fidelity Investments Variable Life Account I, each a segregated asset account of the Company (the "Accounts") and replacing the word "Account" with "Accounts" wherever appropriate.

II. Revising Preliminary Statement B to read as follows:

B. To the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of Opportunity Fund II and the Designated Portfolios ("Fund" or "Funds" shall be deemed to refer to each Designated Portfolio and to the Opportunity Fund II to the extent the contract requires), on behalf of the Accounts to fund the variable annuity and variable life insurance contracts that use the funds as an underlying investment medium (the "Contracts").

III. Revising section 6.1(d) to read as follows:

The Contracts are currently treated as annuity contracts or life insurance policies, under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company will maintain such treatment and will notify Adviser, Distributors and Funds promptly upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future;

IN WITNESS WHEREOF, each party has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of October __, 2003.

Fidelity Investments Life Insurance Company	Strong Opportunity Fund II, Inc. Strong Variable Insurance Funds, Inc.
By: ________________________	By: ________________________
Name: ________________________	Name: ________________________
Title: ________________________	Title: ________________________
Strong Capital Management, Inc.	Strong Investments, Inc.
By: ________________________	By: ________________________
Name: ________________________	Name: ________________________
Title: ________________________	Title: ________________________